As filed with the Securities and Exchange Commission on November 14, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FBR & Co.

(Exact name of registrant as specified in its charter)

Virginia	20-5164223
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1001 Nineteenth Street North Arlington, Virginia	22209
(Address of Principal Executive Offices)	(Zip Code)

FBR & Co.

2006 Long-Term Incentive Plan,

as amended and restated effective October 22, 2013

(Full title of the plan)

Gavin A. Beske

Senior Vice President and General Counsel

FBR & Co.

1001 Nineteenth Street North

Arlington, Virginia 22209

703-312-9568

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.001 per share	1,700,000 shares	$25.85	$43,945,000.00	$5,660.12

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional shares of common stock that may become issuable without additional consideration by reason of any stock split, stock dividend or similar transaction.
(2)	Calculated in accordance with Rule 457(c) and 457(h) of the Securities Act on the basis of $25.85 per share, which represents the average of the high and low sale prices of the Registrant’s common stock as reported on The Nasdaq Global Select Market on November 13, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

(1) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on March 15, 2013;

(2) The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 from our Definitive Proxy Statement filed with the Commission on April 19, 2013;

(3) the Registrant’s quarterly reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 filed with the Commission on May 10, 2013, August 9, 2013 and November 8, 2013, respectively;

(4) the Registrant’s current reports on Form 8-K, filed with the Commission on, February 6, 2013 (only with respect to Item 5.03 thereof), March 15, 2013, April 24, 2013 (only with respect to Items 5.02 and 5.03 thereof), April 25, 2013, June 7, 2013, July 18, 2013 and October 22, 2013 (only with respect to Item 5.07 thereof); and

(5) The description of the Registrant’s common stock, $0.001 par value per share, contained in the Registrant’s Registration Statement on Form 8-A filed on June 5, 2007 under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act permits a Virginia corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

Article VII of the Articles of Amendment of the Amended and Restated Articles of Incorporation (“Articles of Amendment”) of the Registrant provide for the indemnification of the Registrant’s directors and officers. The Articles of Amendment provide that the Registrant shall indemnify any person who is or was a director or officer of the Registrant and who is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Registrant or brought by or on behalf of shareholders of the Registrant, by reason of the fact that he (a) is or was a director or officer of the Registrant or (b) is or was serving at the request of the Registrant as a director, trustee, partner, member or officer of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan, or other enterprise, against any liability incurred by him in connection with such proceeding unless the director or officer engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

The Registrant’s Board of Directors shall have the authority, by a majority vote of a quorum of Disinterested Directors, to enter into a contract to indemnify any director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

A Disinterested Director is a director who does not have (i) financial interest in a matter that is the subject of such action or (ii) a familial, financial, professional, employment or other relationship with a person who has a financial interest in the matter, either of which would reasonably be expected to affect adversely the objectivity of the director when participating in the action, and is also not a party to the proceeding. The presence of one or more of the following circumstances shall not by itself prevent a person from being a Disinterested Director: (i) nomination or election of the director to the current board by any person, acting alone or participating with others, who is so interested in the matter; or (ii) service as a director of another corporation of which an interested person is also a director.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Articles of Amendment of the Amended and Restated Articles of Incorporation of the Registrant.*

4.2	Amended and Restated Bylaws of the Registrant.**

4.3	2006 Long-Term Incentive Plan, as amended and restated effective October 22, 2013.***

5.1	Opinion of Sidley Austin LLP relating to the validity of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Sidley Austin LLP (included in Exhibit 5.1).

24	Power of Attorney (included on signature page).

*	Previously filed as an exhibit to the Registrant’s Current Report on Form 10-K, which was filed with the Commission on March 15, 2013, and incorporated by reference herein.

**	Previously filed as an exhibit to the Registrant’s Current Report on Form 10-Q, which was filed with the Commission on August 9, 2013, and incorporated by reference herein.
***	Previously filed as Exhibit 10.01 to the Registrant’s Current Report on Form 10-Q, which was filed with the Commission on November 8, 2013, and incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Arlington, Commonwealth of Virginia, on November 14, 2013.

FBR & CO.

By:	/s/ Richard J. Hendrix
Richard J. Hendrix
President, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Richard J. Hendrix, Bradley J. Wright and Gavin A. Beske and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Richard J. Hendrix	President, Chief Executive Officer and Chairman of the Board (principal executive officer)	November 14, 2013
Richard J. Hendrix

/s/ Bradley J. Wright	Executive Vice President and Chief Financial Officer (principal financial officer)	November 14, 2013
Bradley J. Wright

/s/ Robert J. Kiernan	Senior Vice President, Controller and Chief Accounting Officer (principal accounting officer)	November 14, 2013
Robert J. Kiernan

/s/ Dr. Reena Aggarwal	Director	November 14, 2013
Dr. Reena Aggarwal

/s/ Thomas J. Hynes, Jr.	Director	November 14, 2013
Thomas J. Hynes, Jr.

/s/ Adam J. Klein	Director	November 14, 2013
Adam J. Klein

/s/ Richard A. Kraemer	Director	November 14, 2013
Richard A. Kraemer

/s/ Thomas S. Muphy, Jr.	Director	November 14, 2013
Thomas S. Murphy, Jr.

/s/ Arthur J. Reimers	Director	November 14, 2013
Arthur J. Reimers

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Articles of Amendment of the Amended and Restated Articles of Incorporation of the Registrant.*

4.2	Amended and Restated Bylaws of the Registrant.**

4.3	2006 Long-Term Incentive Plan, as amended and restated effective October 22, 2013.***

5.1	Opinion of Sidley Austin LLP relating to the validity of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Sidley Austin LLP (included in Exhibit 5.1).

24	Power of Attorney (included on signature page).

*	Previously filed as an exhibit to the Registrant’s Current Report on Form 10-K, which was filed with the Commission on March 15, 2013, and incorporated by reference herein.
**	Previously filed as an exhibit to the Registrant’s Current Report on Form 10-Q, which was filed with the Commission on August 9, 2013, and incorporated by reference herein.
***	Previously filed as Exhibit 10.01 to the Registrant’s Current Report on Form 10-Q, which was filed with the Commission on November 8, 2013, and incorporated by reference herein.